CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

I consent to the use in this Offering Circular of Zummo Flight Technologies Inc. on Form 1-A pursuant to Regulation A, of our report datedSeptember 4, 2020 relating to the consolidated financial statements of Zummo Flight Technologies Inc. appearing in this Offering Circular (and any amendments thereto).

 s/Junaid Qazi

Junaid Qazi, CPA

Princeton, NJ

January 14, 2021